EXHIBIT 4.5

AMENDMENT NO. 2
TO
WINDSTREAM 401(k) PLAN
(January 1, 2011 Restatement)

WHEREAS, Windstream Corporation (the "Company") maintains the Windstream 401(k) Plan, as amended and restated effective as of January 1, 2011, as subsequently amended (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1. Effective as of April 1, 2011, the first paragraph of paragraph (h) of Article XIX of the Plan is amended to provide as follows:

Withdrawals under this Article XIX shall first be made for reasons other than hardship. Any withdrawal pursuant to paragraph (i)(1) of this Article XIX shall be made from the following sources in the following order: (i) voluntary after-tax employee contributions, (ii) after-tax rollover contributions, (iii) after-tax contributions described in Section 20.09(a)(4) or Section 20.10(a)(4), (iv) rollover contributions, (iii) employer contributions, (iv) "Windstream dividends" described in Section 11.10(e), (iv) employee deferrals, and (v) Roth deferrals (as made to the Hosted Solutions Plan). Within the employer contributions source, the following order shall apply: (i) Aliant (stock) employer contributions, (ii) Valor employer match, (iii) other Prior Plan employer match, (iv) Employer Contributions (as made to the Plan), and (v) Windstream Profit-Sharing Plan transfer. For purposes of clarity, any withdrawal made for reason of hardship shall be made from the following available sources in the following order: (i) Aliant (stock) employer contributions, (ii) employee deferrals, and (iii) Roth deferrals.

2. Effective as of the first day of the first payroll period for the Plan Year ending December 31, 2012, a new Section 10.01(b)(viii) is added to the Plan to provide as follows:

(viii)
A person who was an employee of PAETEC Holding Corp. (or related entity) immediately prior to the merger with Windstream Corporation (or related entity) and is an Eligible Employee as of the first day of the first payroll period for the Plan Year ending December 31, 2012, shall become a Participant on that first day of the first payroll period for the Plan Year ending December 31, 2012.

3. Effective for required minimum distributions for 2009, Section 16.01(d) is amended to provide as follows:

Notwithstanding the any provision of this Article XVI to the contrary, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Section 401(a)(9)(H) of the Code ("2009 RMDs"), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant's designated beneficiary, or for a period of at least 10 years ("Extended 2009 RMDs"), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence in the manner and form prescribed by the Plan Administrator. A direct rollover under

Section 15.06 will be offered for 2009 RMDs but only if paid with an additional amount that is an eligible rollover distribution without regard to Section 401(a)(9)(H) of the Code.

Subject to such procedures and processes as prescribed by the respective plan administrator, the foregoing paragraph shall apply to participants and beneficiaries of the Lexcom 401(k) Plan, the D&E Communications, Inc. Employees' 401(k) Savings Plan, the Conestoga Telephone & Telegraph Local 1671 Tax Deferred Retirement Plan, the NuVox Communications, Inc. Profit Sharing 401(k) Plan, Iowa Telecom Savings Plan, Iowa Telecom Hourly Savings Plan, and Hosted Solutions Acquisition, LLC 401(k) Plan.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 2 to the Windstream 401(k) Plan (January 1, 2011 Restatement) to be executed on this ____ day of December, 2011.

WINDSTREAM CORPORATION

By:____________________________________
Title: Member of the Benefits Committee